Exhibit 99(a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely pursuant to the Offer to Purchase (as defined below), dated March 28, 2022, and the related Letter of Transmittal (as defined below) together with any amendments or supplements thereto. The Offer is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such state or any administrative or judicial action pursuant thereto. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such state.

Notice of Offer to Purchase for Cash

All Outstanding Shares of

Common Stock

of

HUTTIG BUILDING PRODUCTS, INC.

at

$10.70 Net Per Share

by

HBP Merger Sub, Inc.

a wholly owned subsidiary of

Woodgrain Inc.

HBP Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of Woodgrain Inc. (“Parent”), an Oregon corporation, is offering to purchase all of the issued and outstanding shares of Common Stock, par value $0.01 per share (the “Shares”), of Huttig Building Products, Inc., a Delaware corporation (“Huttig”), at a price of $10.70 per Share, net to the seller in cash, without interest and subject to any required tax withholdings (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 28, 2022 (together with any amendments or supplements thereto, the “Offer to Purchase”), and in the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”, and together with the Offer to Purchase, the “Offer”). Following the consummation of the Offer, and subject to the conditions described in the Offer to Purchase, Purchaser intends to effect the Merger described below.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON APRIL 25, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (THE “EXPIRATION TIME”).

The purpose of the Offer is for Parent, through Purchaser, to acquire all of the equity interests in Huttig.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 20, 2022, among Parent, Purchaser and Huttig (together with any amendments or supplements thereto, the “Merger Agreement” and the transactions contemplated by the Merger Agreement, the “Transactions”). The Merger Agreement provides that as promptly as practicable after the consummation of the Offer, Purchaser will merge with and into Huttig (the “Merger”) in accordance with the provisions of Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with Huttig continuing as the surviving corporation (the “Surviving Corporation”) in the Merger. Because the Merger will be governed by Section 251(h) of the DGCL, no Huttig stockholder vote will be required to consummate the Merger. As a result of the Merger, the Shares will cease to be publicly traded. After the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”). The Merger will become effective when the Certificate of Merger is filed or at such time agreed in writing by Parent, Purchaser and Huttig and specified in the Certificate of Merger (the “Effective Time”). At the Effective Time, each Share issued and outstanding that is not tendered and accepted pursuant to the Offer immediately prior to the Effective Time (other than Shares owned by a holder who has properly demanded appraisal under Section 262 of the DGCL and who has not effectively withdrawn such demand (“Dissenting Shares”) and other than Shares owned directly or indirectly by Parent or Purchaser or Shares held by Huttig as treasury stock immediately prior to the Effective Time) will be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to the Offer Price (the “Per Share Price”), without interest and subject to any required tax withholdings. Under no circumstances will interest on the Offer Price or Per Share Price for Shares be paid to the stockholders of Huttig, regardless of any delay in payment for such Shares. The Merger Agreement is more fully described in Section 11 - “The Merger Agreement; Other Agreements,” which also contains a discussion of the treatment of Restricted Stock Awards.

On March 20, 2022, the board of directors of Huttig (the “Huttig Board”) adopted resolutions: (i) determining the Agreement and Transactions are fair to and in the best interests of Huttig and its stockholders; (ii) declaring it advisable for Huttig to execute and enter into the Merger Agreement, deliver and perform its obligations under the Merger Agreement and consummate the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement; (iii) resolving that the Merger Agreement and the Transactions shall be governed by and effected under Section 251(h) of the DGCL; and (iv) resolving to recommend that the stockholders of Huttig accept the Offer and tender their shares of common stock pursuant to the Offer on the terms and subject to the conditions set forth in the Merger Agreement.

The Offer is not subject to any financing condition. The Merger Agreement provides that, among other things, the Offer is conditioned upon (a) there being validly tendered in the Offer and not withdrawn in accordance with the terms of the Offer (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in satisfaction of such guarantee in accordance with Section 251(h) of the DGCL), a number of Shares that, together with any Shares beneficially owned by Purchaser or its “affiliates” (as defined in Section 251(h) of the DGCL), will represent a majority of the outstanding Shares of common stock (the “Minimum Condition”), (b) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated (the “HSR Condition”), (c) the absence of any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger in effect, nor will any action have been taken by any governmental authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger, and (d) the satisfaction or waiver by Purchaser of the other conditions to the Offer, as set forth in the Merger Agreement and Section 15-”Certain Conditions of the Offer” of the Offer to Purchase (each such condition, an “Offer Condition” and, collectively, the “Offer Conditions”). Following the consummation of the Offer, Purchaser intends to effect the Merger as promptly as practicable pursuant to Section 251(h) of the DGCL. Subject to the applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive, in whole or in part, any Offer Condition or modify the terms of the Offer.

The offering period of the Offer will expire at one minute after 11:59 p.m., New York City time, on April 25, 2022, unless the Offer is extended or earlier terminated (the “Expiration Time”) in accordance with the Merger Agreement. No “subsequent offering period” in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be available.

Pursuant to the Merger Agreement, the Offer may be extended beyond the initial Expiration Time, but in no event will the Offer be extended beyond the earlier of the valid termination of the Merger Agreement and the End Date. The Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, (a) extend the Offer for any period required by any applicable Law (as defined in the Merger Agreement) and (b) if, as of the otherwise scheduled Expiration Time, any Offer Condition is not satisfied or waived in accordance with the Merger Agreement, extend the Offer on one or more occasions, for one or more additional periods of up to five business days each (or such longer period as Huttig may agree in writing) to permit such Offer Conditions to be satisfied. Notwithstanding the foregoing, in no event will Purchaser and Parent be required to extend the Offer beyond July 20, 2022, except that either Parent or Huttig may, subject to certain exceptions, elect to extend the Offer to a date no later than March 20, 2023 if as of five business days prior to the initial end date the HSR Condition is the only remaining Offer Condition to be satisfied (the “End Date”). If Purchaser and Parent extend the time period of the Offer, this extension will extend the time that you will have to tender your Shares. Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

For Huttig stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal (or in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3-”Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase) in lieu of the Letter of Transmittal and such other documents) must be received by the Depositary and Paying Agent (as defined below) prior to one minute after 11:59 p.m., New York City time, on the Expiration Time.

To tender your Shares in the Offer, you must (a) follow the procedures described in Section 3-”Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase or (b) if your Shares are held through a broker, dealer, commercial bank, trust company or other nominee (collectively, a “Nominee”), contact such Nominee and request that they effect the transaction for you and tender your Shares. For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn if and when Purchaser gives written notice to Computershare Trust Company, N.A. (“Depositary and Paying Agent”) of its acceptance for payment of those Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for those Shares with Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting those payments to the tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Time and, if not previously accepted, at any time after May 27, 2022, which is the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, but only in accordance with the procedures described in this Section 4-”Withdrawal Rights” of the Offer to Purchase; otherwise, the tender of Shares pursuant to the Offer is irrevocable.

For a withdrawal of Shares to be effective, a written notice of withdrawal from such Huttig stockholder must be timely received by Depositary and Paying Agent at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of such Huttig stockholder, the number of Shares to be withdrawn, the name of the registered holder of the Shares to be withdrawn (if different from that of the person who tendered those Shares), a guaranteed signature (if applicable), the name and number of the account at The Depository Trust Company to be credited with the withdrawn Shares (for Shares tendered pursuant to book-entry transfer procedures), and the certificate number(s) (if any). If a stockholder tenders Shares by giving instructions to a Nominee, the stockholder must instruct such Nominee to arrange for the withdrawal of those Shares. Additional details with respect to withdrawal rights are described in Section 4-”Withdrawal Rights” of the Offer to Purchase. All questions as to validity of the surrender of any certificates representing Shares (including questions as to the proper completion or execution of any required documentation) and any notice of withdrawal, will be determined by Purchaser in its sole and absolute discretion which determination will be final and binding.

The receipt of cash as payment for the Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. For a summary of the material United States federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Holders of Shares should consult their own tax advisors regarding the United States federal income tax consequences of the Offer and the Merger to them in light of their particular circumstances, as well as the tax consequences that may arise under other United States federal tax laws and the laws of any state, local or non-United States taxing jurisdiction and the possible effects of changes in such tax laws.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Huttig has provided Purchaser with its list of stockholders and with security position listings for the purpose of dissemination of the Offer to Purchase, the related Letter of Transmittal and related documents to holders of Shares. The Offer to Purchase, Letter of Transmittal and related documents will be mailed to record holders of Shares request a copy as requested below.

The Offer to Purchase, the related Letter of Transmittal and Huttig’s Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of the Huttig Board and the reasons therefor) and the other documents to which such documents refer contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to Georgeson LLC (“Information Agent”) at its address and telephone number set forth below and will be furnished promptly at Purchaser’s expense. Stockholders may also contact brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer. Additionally, copies of the Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the SEC at www.sec.gov. Neither Parent nor Purchaser will pay any fees or commissions to any Nominee (other than to Depositary and Paying Agent and Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

The Information Agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers may call toll free: 888-607-9252

March 28, 2022

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